Exhibit 99.1

Quest Resource Appoints Michael Golden as Interim Chief Executive Officer and

Promotes Tim Semones to Chief Operating Officer

Seasoned public company executive and former Smith & Wesson Holding Corporation CEO to serve as Interim CEO.

Industry veteran with 27 years of operational experience in recycling and sustainability services promoted to COO.

The Colony, Texas – November 2nd 2015 – Quest Resource Holding Corporation (Nasdaq: QRHC) (“Quest”), a leader in sustainability, recycling, and resource management, today announced its Board of Directors has appointed Michael Golden as Interim Chief Executive Officer. This appointment follows the resignation of Brian Dick as Quest’s President and Chief Executive Officer and his resignation from Quest’s Board of Directors. The Board of Directors expresses its appreciation to Mr. Dick for his services to Quest and wishes him success in his future endeavors.

In addition to Mr. Golden’s appointment, Quest also announced that Tim Semones has been promoted to Chief Operating Officer from Senior Vice President of Operations. Mr. Semones has served as Senior Vice President of Operations of our subsidiary, Quest Resource Management Group, LLC, or QRMG, since April 2013; served as Regional Sales Vice President of QRMG from June 2012 to April 2013; and served as National Account Sales Manager of QRMG from April 2011 to June 2012. Prior to joining QRMG, Mr. Semones served as Strategic Account Manager and EHS Manager of Safety-Kleen Systems, Inc., an environmental services provider, from January 1989 to April 2011.

Mr. Golden, who has served as a Director of Quest since 2012, has also served as a Director of Smith & Wesson Holding Corporation since 2004 and as a Director of Trex Company, Inc. since 2013. Mr. Golden served as the President and Chief Executive Officer of Smith & Wesson Holding Corporation from December 2004 until his retirement in September 2011. Mr. Golden held various executive positions with the Kohler Company from February 2002 until joining Smith & Wesson Holding Corporation. Mr. Golden has a long track record of implementing strategic initiatives that capitalize on a company’s growth prospects, improve operational efficiency, and create sustainable long-term value for shareholders.

“I look forward to working closely with Tim in his new role and with the full executive team as we begin a search for a new CEO,” added Mr. Golden. “The market opportunity before us is substantial, and we will work together to enhance our corporate strategy on initiatives that should better position the company for profitable growth. I look forward to providing updates on our efforts to investors in the near future.”

About Quest Resource Holding Corporation

Quest provides businesses with one-stop management programs to reuse, recycle, and dispose of a wide variety of waste streams and recyclables generated by their businesses and operates environmentally based social media and online data platforms that contain information and instructions necessary to empower consumers and consumer product companies to recycle or properly dispose of household products and materials. Quest’s comprehensive reuse, recycling, and proper disposal management programs are designed to enable regional and national clients to have a single point of contact for managing a variety of waste streams and recyclables. Quest’s directory of local recycling and proper disposal options empowers consumers directly and enables consumer product companies to empower their customers by giving them the guidance necessary for the proper recycling or disposal of a wide range of household products and materials, including the “why, where, and how” of recycling. Quest provides these programs through its subsidiaries, Quest Resource Management Group, LLC and Earth911, Inc.

Quest supports the efforts of companies to maximize profits and mitigate risks, while minimizing their ecological footprints. Quest’s clients span numerous industry segments, including food services, hospitality, healthcare, manufacturing, construction, automotive aftermarket, and fleet industries. Quest provides clients with comprehensive sustainability programs, innovative recycling solutions, and environmental protection. Quest prides itself in delivering targeted solutions exclusively tailored to the needs of each respective client.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include statements or expectations regarding our belief that Mr. Golden has a long track record of implementing strategic initiatives that capitalize on a company’s growth prospects, improve operational efficiency, and create sustainable long-term value for shareholders; and our belief that the market opportunity before us is substantial and we will work together to enhance our corporate strategy on initiatives that should better position the company for profitable growth. These statements are based on our current expectations, estimates, projections, beliefs, and assumptions. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including, but not limited to, competition in the environmental services industry, the impact of the current economic environment, and other factors discussed in greater detail in our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2014. You are cautioned not to place undue reliance on such statements and to consult our SEC filings for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Investor Relations Contact:

Rob Fink

Hayden IR

rob@haydenir.com

646.415.8972